Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 9, 2014, except as to Note 11, which is as of January 22, 2015, in the Registration Statement (Form S-1) and related Prospectus of XBiotech, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

January 30, 2015